ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (9l8) 25l-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Group, Inc. to Hold Special
Meeting of Stockholders on May 29, 2019
BROKEN ARROW, Oklahoma, May 2, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) announced today that it will hold a special meeting of the stockholders on May 29, 2019 at 9:00 a.m. CDT at the Renaissance Tulsa Hotel and Convention Center, Tulsa, Oklahoma.
At the special meeting, stockholders will be asked to consider and vote upon a proposal to authorize the sale of ADDvantage Technologies’ Cable TV business to Leveling 8 (“the Sale Transaction”), pursuant to the terms of the Stock Purchase Agreement, dated as of December 26, 2018 and amended as of March 15, 2019. Specifically, under the Stock Purchase Agreement, the Company has agreed to sell to Leveling 8 all of the outstanding shares and limited liability company membership interests, as applicable, of Tulsat, LLC (“Tulsat”), NCS Industries, Inc. (“NCS”), Addvantage Technologies Group of Missouri, Inc. (“ComTech”), Addvantage Technologies Group of Texas, Inc. (“Tulsat-Texas”), and Tulsat-Atlanta, L.L.C. (“Tulsat-Atlanta”), collectively referred to as the “Cable Companies”.

Subject to certain post-closing adjustments, the purchase price that Leveling 8 will pay in the Sale Transaction is $10,314,141, with $3,939,141 payable in cash at closing and $6,375,000 million in a promissory note bearing interest at 6% per annum, payable over five years and personally guaranteed by David E. Chymiak. An affiliate of Mr. Chymiak paid ADDvantage Technologies $5 million for the purchase of its Broken Arrow, Oklahoma facility in November 2018 and $1.35 million for the purchase of its Sedalia, Missouri facility in March 2019.  (The $1.35 million paid for the Sedalia, Missouri property is a credit to the purchase price and down payment amounts stated above.)  Leveling 8 is 100% beneficially owned by Mr. Chymiak, ADDvantage Technologies’ Chief Technology Officer and a member of the Board of Directors and, until recently, Chairman of the Board of Directors. Mr. Chymiak beneficially owns approximately 26% of the outstanding common stock of ADDvantage Technologies.  In addition, Mr. Chymiak was one of the original founders of Tulsat in 1985.  Mr. Chymiak will remain on the Company’s Board of Directors subsequent to the Sale Transaction.

Joe Hart, President and CEO of the Company, commented, “This sale, if approved, will conclude a year-long plus effort by our Board of Directors to raise capital through the sale of real estate and of our cable business and to invest that capital into building a solid position in the telecommunications and wireless services markets. This strategy is expected to generate a higher return on investment for our stockholders.”

Mr. Hart continued, “For many years, our Board of Directors has sought to diversify away from our original core cable business and expand the Company’s range of solutions in the telecommunications and wireless services market. This was due to the general decline in the cable TV market, the specific decline of our own cable business and the relatively low return on capital investment generated by our cable business.  In the past we conducted a market check and found little buyer interest in our cable business.  We then proceeded to capitalize on the growth opportunity in the telecommunications and wireless services businesses through several meaningful acquisitions: (i) Nave Communications Company (“Nave”), engaged in the business of selling telecommunications equipment and located in Jessup, Maryland,  (ii) Triton Datacom (“Triton”), engaged in the business of providing new and refurbished networking products, including IP desktop phones, and located in Miami, Florida, and (iii) our recently acquired Fulton Technologies, engaged in the wireless services business and located in Dallas, Texas.”

Mr. Hart concluded, “Upon completion of the Sale Transaction, I believe we will be well-positioned to further invest in our telecommunication businesses and achieve long term, sustainable growth. Following the closing of the Sale Transaction, the Company will continue to operate as an Oklahoma corporation publicly traded on the NASDAQ Global Market. Importantly, the completion of the proposed Sale Transaction will not affect your share ownership of ADDvantage common stock.”

ADDvantage Technologies’ Board of Directors established an independent committee of our Board of Directors, referred to herein as the “strategic direction committee”, to negotiate and approve or disapprove the Sale Transaction on behalf of the Board of Directors.  The strategic direction committee acting on behalf of and with the approval of the Board of Directors has (i) determined that the Stock Purchase Agreement and the Sale Transaction are expedient and in the best interests of ADDvantage and its stockholders, (ii) approved the Stock Purchase Agreement and the Sale Transaction, and (iii) directed that the Sale Transaction be submitted for consideration by the stockholders at the special meeting. The Board of Directors (D. Chymiak abstaining) has concurred with the approval by the strategic direction committee with respect to the Sale Transaction and, together with the strategic direction committee, recommends that stockholders vote “FOR” the Sale Transaction.

A proxy statement was filed with SEC on April 17, 2019 and is being distributed to each of our stockholders.  We encourage each of our stockholders to read the entire proxy statement, exhibits and annexes.  Each stockholder can vote in person, by mailing in the proxy card included with the proxy statement, by proxy using a toll-free telephone number or the Internet.

Each stockholder vote is important.  The Sale Transaction cannot be completed unless holders of a majority of the (i) outstanding shares of common stock of ADDvantage vote in favor of the approval of the Sale Transaction and (ii) outstanding shares of common stock (excluding shares owned by David E. Chymiak and his affiliates) vote in favor of the approval of the Sale Transaction. Accordingly, if stockholders fail to vote in favor of the Sale Transaction, the effect will be the same as a vote against the Sale Transaction.
If you have any questions or need assistance voting your shares, please call Saratoga proxy Consulting LLC at (212) 257-1311 (collect) or (888) 368-0379 (toll free) or by email at info@saratogaproxy.com.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies.  Through Fulton Technologies, the Company provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers.  Through its Nave Communications, Triton Datacom and cable television subsidiaries, ADDvantage sells equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including high-speed data (Internet), telephony and television programming.  Through its Nave subsidiary, ADDvantage offers repair services focused on telecommunication equipment and recycles surplus and obsolete telecommunications equipment.  In addition, through its cable television subsidiaries, ADDvantage operates a national network of technical repair centers focused primarily on supporting cable television equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, Triton Datacom, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries and ComTech Services. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.